EXHIBIT 99.1

SECOND QUARTER 2003 PRESS RELEASE ON JULY 18, 2003

Merrill Merchants Bancshares, Inc. Reports Record Second Quarter Earnings

Bangor, Maine, July 18, 2003:  Edwin N. Clift, President and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq:  MERB), the parent company of Merrill Merchants Bank, reported net income of $2.1 million or earnings per share of $0.62 on a fully diluted basis for the six months ended June 30, 2003, compared to $1.9 million or earnings per share of $0.56 for the same period last year.

“We are pleased to report earnings per share growth of 11% this year considering the continued pressure on our net interest margin in this low interest rate environment,” stated Clift.  “Our real estate lending activity was strong and residential mortgage originations exceeded all expectations.  Mortgage originations for the first six months of 2003 totaled $58.2 million compared to $82.3 million for the entire 2002 year.”

Earnings for the three months ended June 30, 2003 increased 8%, totaling $1.0 million compared to $958,000 for the same period last year.  The Company reported diluted earnings per share of $0.31 for the second quarter of 2003, an 11% increase over 2002’s second quarter earnings per share of $0.28.

Balance Sheet.  The Company’s consolidated assets were $321.8 million at June 30, 2003, an increase of $31.5 million or 11% from the same date a year ago.  Comparing June 30, 2003 and 2002, net loans grew $27.9 million or 14%.  Commercial mortgage balances increased 12% and residential loan balances grew 28% from one year ago.  Construction lending remains active with outstanding balances increasing $6.3 million to $10.5 million at June 30, 2003.

Total deposits were $246.5 million at quarter end versus $229.0 million a year ago, representing growth of $17.5 million or 8%.  Growth in checking account balances of $10.4 million is due to our High Performance Checking program combined with new business account relationships.  Money market account balances include $12.4 million of deposits from the Bank’s trust and investment management division which were previously placed with a mutual fund company.

Net Income.  The Company’s net income for the six months ended June 30, 2003 amounted to $2.1 million compared to $1.9 million for the same period in 2002, an increase of 9%.  Return on average equity increased to 14.41% for the first six months of 2003 compared to 14.18% last year and return on average assets decreased to 1.34% from 1.35%.  Net income for the three months ended June 30, 2003 increased $80,000 or 8% compared with the same period in 2002.  Return on assets and return on equity were 1.32% and 14.40%, respectively, for the second quarter of 2003 compared to return on assets of 1.34% and return on equity of 14.11% for the same period in 2002.

Net Interest Income.  Net interest income totaled $6.2 million for the first six months of 2003 and 2002.    Growth in average earning assets of $28.0 million was offset by a decline in the Company’s net interest margin to 4.22% from 4.65% in 2002.  Net interest income for the second quarters of 2003 and 2002 was $3.1 million and the net interest margin for the same periods was 4.07% and 4.54%, respectively.

Non-Interest Income.  Non-interest income totaled $2.5 million for the six months ended June 30, 2003 as compared to $1.9 million for the same period in 2002.  Non-interest income increased $584,000 or 31% in 2003 due to an increase in gains on sale of mortgage loans of $615,000 for the first six months of 2003.  Mortgage sale gains were driven by the current interest rate environment combined with the Company’s increased market share of mortgage activity.  Additionally, the Company has experienced increases in service fees of 33% on deposit accounts and 25% on ATM fees due to new account activity.  A decline in merchant processing fees of $221,000 is the result of the Company exiting this line of business.

Non-interest income for the second quarter of 2003 increased 36% to $1.3 million compared to $948,000 for the same period in 2002 primarily due to the increase in gain on mortgage sales of $336,000.

Non-Interest Expense.  Non-interest expense totaled $5.3 million for the six months ended June 30, 2003 compared to $5.0 million for the same period last year.  Non-interest expense increased $351,000 or 7%.  Personnel costs increased 8% from a year ago and represent $215,000 of the total increase in operating expenses. The personnel cost increase is the result of normal salary increases and additional staffing required as a result of asset growth.  In addition, other expenses increased 10% due to a $164,000 increase in marketing expenses related to the High Performance Checking program and an increase in amortization of mortgage servicing rights of $145,000.   Other expenses also include a decline in merchant processing expense of $226,000.

Non-interest expense was $2.7 million in the second quarter of 2003 compared to $2.5 million for the same period in 2002, an increase of $208,000 or 8%.  The increase was the result of increases in personnel costs of 8% and an increase in other expenses of 19%.

The Company’s subsidiary, Merrill Merchants Bank, is headquartered in Bangor, Maine.  Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine.  The Bank is a “Preferred Lender” of the Small Business Administration.

MERRILL MERCHANTS BANCSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands except per share data)	2003	2002	2003	2002

Interest income

$

4,261

$

4,577

$

8,632

$

9,158

Interest expense	1,201	1,498	2,442	2,983

Net interest income

3,060

3,079

6,190

6,175

Provision for loan losses	111	111	222	231

Non-interest income

1,294

948

2,487

1,903

Non-interest expense	2,671	2,463	5,337	4,986

Income before income taxes

1,572

1,453

3,118

2,861

Income taxes	534	495	1,061	976
Net income	$1,038	$958	$2,057	$1,885

Per share data

Basic earnings per common share (1)	$0.31	$0.33	$0.63	$0.65
Diluted earnings per common share (1)	$0.31	$0.28	$0.62	$0.56

(1)            Adjusted to reflect the 3% stock dividend in March 2003.

SELECTED CONSOLIDATED BALANCE SHEETS

(Unaudited)

June 30,

December 31, 2002

(In thousands)	2003	2002

Total assets

$

321,805

$

290,303

$

307,316

Loans receivable, net

227,856

199,927

211,434

Loans held for sale	3,823	635	1,220
Investment securities	66,538	69,691	68,867
Deposits	246,479	228,960	238,857
Shareholders’ equity	28,969	27,917	28,388

Off-Balance Sheet
Trust assets under management	280,754	231,658	237,180
Mortgage servicing portfolio	97,345	88,284	95,095

OTHER SELECTED CONSOLIDATED DATA

(Unaudited)

	At or for the Three Months Ended June 30,		At or for the Six Months Ended June 30,
	2003	2002	2003	2002

Return on average assets (1)

1.32

%

1.34

%

1.34

%

1.35

%

Return on average equity (1)	14.40%	14.11%	14.41%	14.18%
Leverage ratio	8.96%	9.33%	8.96%	9.33%
Net interest margin (1)	4.07%	4.54%	4.22%	4.65%
Non-performing assets to total assets	0.16%	0.16%	0.16%	0.16%
Net loan charge-offs to average net loans (1)	0.01%	0.02%	0.01%	0.07%

Allowance for loan losses to total loans

1.52

%

1.55

%

1.52

%

1.55

%

Number of shares outstanding (2)

3,315,330

2,937,225

3,315,330

2,937,225

Weighted-average shares outstanding-diluted (2)

3,340,365

3,406,287

3,311,293

3,363,680

Book value per share (2)

$

8.74

$

9.50

$

8.74

$

9.50

(1)            Computed on an annualized basis.

(2)            Adjusted to reflect the 3% stock dividend in March 2003.

For further information contact:
Edwin N. Clift, President and Chief Executive Officer (eclift@merrillmerchants.com)
Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc www.merrillmerchants.com
(207) 942-4800